SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box: ☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to Section 240.14a-12.	☐ CONFIDENTIAL,FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

SHILOH INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Shiloh Industries, Inc.

Suite 202, 103 Foulk Road

Wilmington, Delaware 19803

Telephone: (302) 656-1950

February 8, 2005

Dear Shiloh Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Shiloh Industries, Inc. (the “Company”), which will be held on Wednesday, March 23, 2005, at 10:00 a.m., at The MTD Products Inc Lodge, 5903 Grafton Road, Valley City, Ohio 44280.

This year, your Board of Directors is recommending that you elect three Directors of a class whose term expires at this Annual Meeting and who are described in the proxy statement.

Additionally, the Board of Directors is recommending that you approve the Shiloh Industries, Inc. Senior Management Bonus Plan.

The Company has enclosed a copy of its Annual Report for the fiscal year ended October 31, 2004 with this notice of annual meeting of stockholders and proxy statement. If you would like another copy of the 2004 Annual Report, please contact Stephen E. Graham at Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280, (330) 558-2600, and you will be sent one.

Please read the enclosed information carefully before completing and returning the enclosed proxy card. Returning your proxy card as soon as possible will assure your representation at the meeting, whether or not you plan to attend. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

Theodore K. Zampetis

President and Chief Executive Officer

Shiloh Industries, Inc.

Suite 202, 103 Foulk Road

Wilmington, Delaware 19803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MARCH 23, 2005

The Annual Meeting of Stockholders of Shiloh Industries, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, March 23, 2005, at 10:00 a.m. (the “Annual Meeting”), at The MTD Products Inc Lodge, 5903 Grafton Road, Valley City, Ohio 44280, for the purpose of:

(1) Electing three (3) Directors of a class whose term expires at this Annual Meeting and who are described in the proxy statement;

(2) Approving the Shiloh Industries, Inc. Senior Management Bonus Plan; and

(3) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 24, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

David J. Hessler

Secretary

February 8, 2005

The Company’s Annual Report for the fiscal year ended October 31, 2004 (the “2004 Annual Report”) is enclosed. The 2004 Annual Report contains financial and other information about the Company, but is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

SHILOH INDUSTRIES, INC.

Suite 202, 103 Foulk Road

Wilmington, Delaware 19803

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 23, 2005

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Shiloh Industries, Inc., a Delaware corporation (the “Company”), of proxies to be used at the annual meeting of stockholders of the Company to be held on March 23, 2005 (the “Annual Meeting”). This proxy statement and the related proxy card are being mailed to stockholders commencing on or about February 8, 2005.

If the enclosed proxy card is executed and returned, the shares represented by it will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to the Company or by submission of a later dated proxy.

Stockholders of record of the Company at the close of business on January 24, 2005 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 15,668,601 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). A list of such holders will be open to the examination of any stockholder for any purpose germane to the meeting at Shiloh Industries, Inc., Suite 202, 103 Foulk Road, Wilmington, Delaware 19803 and Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280 for a period of ten days prior to the meeting. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting (“broker non-votes”), will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

The three nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any shares of Common Stock present in person or by proxy at the Annual Meeting, but not voted for any reason, have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. All other matters to be considered at the Annual Meeting require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. If any proposal at the Annual Meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under Delaware law, and, therefore, such abstentions have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (i) for the nominees for Director named in this proxy statement and (ii) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the Annual Meeting.

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation provides that the Board of Directors will be divided into three classes of Directors to be as nearly equal in number of Directors as possible. Class III currently consists of Curtis E. Moll and Theodore K. Zampetis, and their current term of office will expire at this Annual Meeting. It is anticipated that Robert J. King, Jr. will be appointed as a Director of the Company in February 2005 to fill a vacancy that currently exists in Class III. Class I consists of David J. Hessler, Gary A. Oatey and John J. Tanis, and their current term of office will expire at the 2006 Annual Meeting of Stockholders. Mr. Oatey was appointed as a Director of the Company in August 2004 to fill the vacancy created by the death of Maynard A. Murch, who had been a Class I Director. Class II consists of Cloyd J. Abruzzo, George G. Goodrich and Dieter Kaesgen, and their current term of office will expire at the 2007 Annual Meeting. At each annual stockholders’ meeting, Directors are elected for a term of three years and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining Directors then in office. All Directors, other than Directors who are employees of the Company, receive a retainer of $8,000 per quarter, or $8,500 per quarter for those Directors who serve as Chairman of a committee. In addition, each such Director receives a fee of $1,500 for each Board of Directors meeting and $1,000 for each committee meeting attended, provided that such fees for attendance at Board meetings and committee meetings may not exceed $2,000 per day. Directors receive an additional fee of $500 for each meeting at which that Director presides as Chairman of their respective committee. In addition, each such Director is reimbursed for any reasonable travel expenses incurred in attending such meetings.

At the Annual Meeting, three Directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. The Board of Directors recommends that its three nominees for Director be elected at the Annual Meeting. The nominees are Curtis E. Moll, Theodore K. Zampetis and Robert J. King, Jr. Mr. Moll currently serves as Chairman of the Board and Director of the Company and has served as a Director of the Company since April 1993. Mr. Zampetis currently serves as President, Chief Executive Officer and Director of the Company and has served as Director of the Company since July 1993. It is anticipated that Mr. King will be appointed as a Director of the Company in February 2005 to fill a vacancy that currently exists on the Board of Directors. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend. Information regarding the nominees for Director and the continuing Directors of the Company is set forth below:

Name	Age	Position(s)
Theodore K. Zampetis (1)	59	President, Chief Executive Officer and Director
Cloyd J. Abruzzo (2)(3)(4)	54	Director
Gary A. Oatey (3)(4)	56	Director
George G. Goodrich (1)(3)(4)	64	Director
David J. Hessler (2)	61	Secretary and Director
Dieter Kaesgen (2)	68	Director
Curtis E. Moll (1)	65	Chairman of the Board and Director
John J. Tanis (1)(2)(3)(4)	78	Director
Robert J. King, Jr. (5)	49	Director

(1)	Member of the Executive and Governance Committee.
(2)	Member of the Finance and Pension Administration Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Audit Committee.
(5)	It is anticipated that Mr. King will be appointed as a Director of the Company in February 2005.

Director Nominees

CURTIS E. MOLL has served as a Director of the Company since its formation in April 1993 and became Chairman of the Board in April 1999. Since 1980, Mr. Moll has served as the Chairman of the Board and Chief Executive Officer of MTD Products Inc (“MTD Products”), an outdoor power equipment manufacturer and a wholly owned subsidiary of MTD Holdings Inc (“MTD Holdings”). MTD Holdings beneficially owns a majority of the Company’s Common Stock. Mr. Moll is Chairman of the Board and Chief Executive Officer of MTD Holdings. Mr. Moll also serves as a director of Sherwin-Williams Company and AGCO Corporation.

THEODORE K. ZAMPETIS has served as a Director of the Company since July 1993 and as President and Chief Executive Officer of the Company since January 2002. From January 2001 to January 2002, Mr. Zampetis served as President of Strategic Partners International, LLC, a management consulting firm. From November 1999 to December 2000, Mr. Zampetis independently conducted research and performed certain consulting services. Previously, he had worked for 27 years at Standard Products Company, a global manufacturer of rubber and plastic parts principally for automotive original equipment manufacturers, where he held various positions, including serving as the President and Chief Operating Officer of World Wide Operations from 1991 to 1999, at which point Standard Products was sold to Cooper Tire.

ROBERT J. KING, JR. is expected to be appointed as a Director of the Company in February 2005. Mr. King retired in January 2005 from Fifth Third Bancorp, a diversified financial services company. From August 1997 until his retirement, Mr. King was President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio). Mr. King also served as Regional President of Fifth Third Bank from June 2002 until his retirement. From 1990 through July 1997, Mr. King served as President and Chief Executive Officer of Fifth Third Bank (Northwestern Ohio). Mr. King joined Fifth Third Bank in 1975 and held a variety of positions prior to becoming President and Chief Executive Officer (Northwestern Ohio) in 1990. Mr. King is a director of MTD Holdings.

Continuing Directors

CLOYD J. ABRUZZO has served as a Director of the Company since March 2004. Mr. Abruzzo retired in December 2003 from Stoneridge, Inc., a global designer and manufacturer of specialty electrical components and systems for the automotive and commercial vehicle markets. From May 1993 until his retirement, Mr. Abruzzo was President and Chief Executive Officer of Stoneridge. Mr. Abruzzo joined Stoneridge in 1980 and held several positions prior to becoming President and Chief Executive Officer in May 1993.

GEORGE G. GOODRICH has served as a Director of the Company since March 2004. Mr. Goodrich has been the Executive in Residence at the Boler School of Business at John Carroll University since January 2003 and has served on its Board of Directors since 1994. Mr. Goodrich retired from Arthur Andersen & Co., a public accounting firm, in August 2001 after spending 37 years with the firm. At the time of his retirement, Mr. Goodrich was a partner of the firm and was Director of Global Tax and Assistant Treasurer for Andersen Worldwide, the parent organization of Arthur Andersen & Co. From 1999 to 2001, Mr. Goodrich was Director of the worldwide tax and legal practice review program of Arthur Andersen & Co.

DAVID J. HESSLER has served as the Secretary and a Director of the Company since its formation in April 1993. Mr. Hessler has been a Senior Partner in the law firm of Wegman, Hessler & Vanderburg or its predecessors since 1968, and served as the Secretary of MTD Products from 1977 through January 2003. In January 2005, Mr. Hessler was named a director of MTD Products. Mr. Hessler also serves as Secretary and as a director of MTD Holdings.

DIETER KAESGEN became a Director of the Company in May 2002. Mr. Kaesgen previously served as a Director of the Company from December 1995 until December 1999. Since January 2005, Mr. Kaesgen has served as Special Assistant to the Chairman of the Board of MTD Products. From January 2001 until January 2005, Mr. Kaesgen served as President and Chief Operating Officer of MTD Products. Mr. Kaesgen has been a director of MTD Products since 1983 and is also President and Vice Chairman of the Board of MTD Holdings. From October 1996 until January 2001, Mr. Kaesgen served as President of the Consumer Products Group of MTD Products. Mr. Kaesgen served as Executive Vice President and Chief Operating Officer of MTD Products from August 1988 to October 1996. Mr. Kaesgen has been employed with MTD Products since 1962 in various operational capacities.

GARY A. OATEY has served as a Director of the Company since August 2004. Mr. Oatey has been the Chairman and Chief Executive Officer of the Oatey Company, a manufacturer of plumbing products, since 1987. Mr. Oatey also serves as a director of The J. M. Smucker Company and Molded Fiber Glass Companies and is Chairman of the Great Lakes Science Center.

JOHN J. TANIS has served as a Director of the Company since March 2001. From 1973 until he retired in 1997, Mr. Tanis served as Chairman, President and Chief Executive Officer of United Screw and Bolt Corporation, a manufacturer of metal stampings and plastic components.

Curtis E. Moll and Dieter Kaesgen are cousins.

Committees and Directors Meetings

The Board of Directors has determined that the Company is a “controlled company,” as defined in Rule 4350(c)(5) of the listing standards of the National Association of Securities Dealers, Inc. (“NASD”), based on MTD Holdings’ beneficial ownership of approximately 53.7% of the outstanding Common Stock. Accordingly, the Company is exempt from certain requirements of the NASD listing standards, including the requirement to maintain a majority of independent directors on the Company’s Board of Directors and the requirements regarding the determination of compensation of executive officers and the nomination of directors by independent directors.

The Board of Directors has four standing committees: the Executive and Governance Committee, the Audit Committee, the Compensation Committee and the Finance and Pension Administration Committee.

The Executive and Governance Committee exercises the power and authority of the Board of Directors on all matters, except as expressly limited by applicable law, in the interim period between Board of Directors’ meetings. The Executive and Governance Committee did not meet in fiscal 2004. The current members of the Executive and Governance Committee are Messrs. Goodrich, Moll, Tanis and Zampetis.

The Board of Directors adopted a revised Audit Committee charter that complies with Rule 4350(d)(1) of the NASD listing standards, which charter is attached hereto as Exhibit A. The Audit Committee has the responsibility and authority set forth in Rule 4350(d)(3) of the NASD listing standards under the revised charter. Among other things, the Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K.

The current members of the Audit Committee are Messrs. Abruzzo, Goodrich, Oatey and Tanis. The Board of Directors has determined that it has at least one “audit committee financial expert,” as defined in Item 401(h)(2) of Regulation S-K, serving on the Audit Committee, George G. Goodrich, and that Mr. Goodrich is an “independent director” as defined in Rule 4200(a)(15) of the NASD listing standards. The Audit Committee held five meetings in fiscal 2004.

The Compensation Committee oversees all matters relating to human resources of the Company and administers (1) all stock option or stock-related plans and, in connection therewith, all awards of options and performance units to employees pursuant to any such stock option or stock related plan, (2) all bonus plans, including, without limitation, the Senior Management Bonus Plan, if approved, and the Executive Incentive Bonus Plan and (3) all compensation of the Chief Executive Officer of the Company. The current members of the Compensation Committee are Messrs. Abruzzo, Goodrich, Oatey and Tanis. The Compensation Committee held one meeting in fiscal 2004.

The Finance and Pension Administration Committee reviews matters relating to various finance issues facing the Company as well as matters related to the Company’s pension plans. The current members of the Finance and Pension Administration Committee are Messrs. Abruzzo, Hessler, Kaesgen and Tanis. The Finance and Pension Administration Committee held one meeting during fiscal 2004.

The Board of Directors does not have a standing nominating committee or committee performing similar functions. The Board of Directors has determined that it is appropriate not to have a nominating committee because of the relatively small size of the Board of Directors, and the entire Board of Directors functions in the capacity of a nominating committee.

The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Because of the size of the Board of Directors and the historical small turnover of its members, the Board addresses the need to retain members and fill vacancies after discussion among current members and the Company’s management. Accordingly, the Board of Directors has determined that it is appropriate not to have such a policy at this time. The Board of Directors, however, will consider director candidates recommended by stockholders. Any stockholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate pursuant to the procedures set forth below under “Communication with the Board of Directors.” The Board of Directors does not have any specific qualifications that have to be met by director candidates and does not have a formal process for identifying and evaluating director candidates.

The Board of Directors held seven meetings in fiscal 2004. All of the Directors attended at least seventy-five percent of the total meetings held by the Board of Directors and by all committees on which they served in fiscal 2004.

Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting of Stockholders, Directors are encouraged to attend. Seven of the eight members of the Board of Directors attended the 2004 Annual Meeting of Stockholders.

Communication with the Board of Directors

The Board of Directors of the Company believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders who wish to communicate with the Board of Directors or a particular Director may do so by sending a letter to the Secretary of the Company at 880 Steel Drive, Valley City, Ohio 44280. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual Directors. The Secretary will make copies of all such letters and circulate them to the appropriate Director or Directors.

Change in Registrant’s Certifying Accountant

On January 27, 2004, the Audit Committee of the Board of Directors of the Company dismissed PricewaterhouseCoopers LLP as its independent auditors.

The reports of PricewaterhouseCoopers LLP on the consolidated financial statements of the Company for each of the two fiscal years ended October 31, 2003 and 2002, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s consolidated financial statements for each of the two most recent fiscal years ended October 31, 2003 and 2002 and in the subsequent interim period from November 1, 2003 through and including January 27, 2004, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, consolidated financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the matter in their reports on the consolidated financial statements for such years.

During the two fiscal years ended October 31, 2003 and 2002 and in the subsequent interim period from November 1, 2003 through and including January 27, 2004, there were no reportable events (as the term is defined in Item 304 (a)(1)(v) of Regulation S-K).

The Company has provided the foregoing disclosure to PricewaterhouseCoopers LLP and has requested PricewaterhouseCoopers LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether PricewaterhouseCoopers LLP agrees with the statements made above by the Company. This letter was filed as Exhibit 16.1 to the Company’s Form 8-K filed with the Commission on January 30, 2004.

On February 6, 2004, the Audit Committee of the Board of Directors of the Company engaged Deloitte & Touche LLP as the Company’s independent auditors to audit the consolidated financial statements of the Company for its fiscal year ending October 31, 2004.

During the fiscal years ended October 31, 2003 and 2002 and in the subsequent interim period from November 1, 2003 through and including February 5, 2004, neither the Company nor anyone on its behalf consulted Deloitte & Touche LLP regarding either (1) the application of accounting principles to any specified transaction (completed or proposed) or the type of audit report that might be rendered on the Company’s consolidated financial statements or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or any reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Principal Accountant Fees and Services

Audit Fees

Fees paid to Deloitte & Touche LLP (“Deloitte”) for the audit of the annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q for the quarters included in the years ended October 31, 2004 were $320,000.

Fees paid to PricewaterhouseCoopers LLP (“PwC”) for the audit of the annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q for the quarters included in the year ended October 31, 2003 were $570,000.

Audit-related Fees

Fees paid to Deloitte for the audit of the Company’s employee benefit plans were $63,000 for the year ended October 31, 2004.

Fees paid to PwC for the audit of the Company’s employee benefit plans were $103,000 for the year ended October 31, 2003. The Company paid $60,000 in fees to PwC in the year ended October 31, 2003 related to due diligence work and a stand-alone audit of the Company’s minority-owned joint venture.

Tax Fees

Fees paid to Deloitte associated with tax compliance and tax consultation were $38,000 for the year ended October 31, 2004.

Fees paid to PwC associated with tax compliance and tax consultation were $46,000 for the year ended October 31, 2003.

All Other Fees

Fees paid to PwC related to Sarbanes-Oxley Section 404 procedures were $25,000 for the year ended October 31, 2003.

Audit Committee Pre-Approval Policies and Procedures

In accordance with the Securities and Exchange Commission’s rules issued pursuant to the Sarbanes-Oxley Act of 2002, which were effective as of May 6, 2003 and require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent auditor, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services.

Since May 6, 2003, 100% of the services described in “Audit-Related Fees,” Tax Fees” and “All Other Fees,” were approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.

Compensation Committee Interlocks and Insider Participation and Certain Relationships and Related Transactions

The members of the Company’s Compensation Committee during the fiscal year ended October 31, 2004 were Cloyd J. Abruzzo, George G. Goodrich, Gary A. Oatey and John J. Tanis. No officer or employee of the Company served on the Compensation Committee.

The law firm of Wegman, Hessler & Vanderburg, of which Mr. Hessler is a Senior Partner, provided services to the Company in fiscal 2004 in the amount of approximately $1,505,000 and provides services to the Company on an on-going basis. Mr. Hessler is the Secretary and a Director of the Company. Although Mr. Hessler is Secretary of the Company, he receives no compensation for holding such position.

On July 31, 2001, the Company completed the sale of certain assets and liabilities of its subsidiary, Valley City Steel Company (“Valley City Steel”) to Viking Steel, LLC (“Viking”) for $12.4 million. In connection with this transaction, the Company and Viking formed a joint venture, Valley City Steel, LLC (“VCS LLC”), in which the Company obtained a minority interest (49%) and Viking obtained a majority interest (51%). The Company retained ownership of the land and building where VCS LLC conducted its operations and leased these facilities to VCS LLC. VCS LLC had provided steel processing services to the Company prior to VCS LLC filing for bankruptcy in November 2002.

There were no transactions with VCS LLC during fiscal 2004. As of October 31, 2004, the Company had amounts due from VCS LLC of approximately $2.7 million, which were reserved, and amounts owed to VCS LLC of approximately $1.0 million. During the year ended October 31, 2004, Stephen E. Graham, the Chief Financial Officer of the Company, and Kevin C. Cleary, a General Manager of the Company, were members of the inactive management committee of VCS LLC.

In November 1999, the Company, through its wholly owned subsidiary, Shiloh Automotive, Inc. (“Shiloh Automotive”), acquired the automotive division of MTD Products, which is now a wholly owned subsidiary of MTD Holdings, the majority stockholder of the Company. Mr. Moll is the Chairman of the Board and Chief Executive Officer of MTD Products and Chairman of the Board and Chief Executive Officer of MTD Holdings, Mr. Kaesgen is a director of MTD Products and the President and Vice Chairman of the Board of MTD

Holdings, Mr. Hessler is the Secretary and a director of MTD Holdings and a director of MTD Products, and Mr. King is a director of MTD Holdings. In fiscal 2004, the Company had sales to MTD Products in the aggregate amount of approximately $24.8 million. In addition, Shiloh Automotive continues to provide certain products to MTD Products.

In May 2002, the Company entered into a three-year supply agreement with MTD Products to provide products and various services related to the manufacture of products for MTD Products at Company facilities. The Company received $1.0 million in cash for the various services in fiscal 2002, which is being amortized over the life of the agreement. The unearned amount of $.2 million at October 31, 2004 is recorded as a liability in the Company’s consolidated balance sheet. Pursuant to the supply agreement, the Company will manufacture products for MTD Products on an ongoing basis at market-based prices. Additionally, the Company paid approximately $75,000 in rent each month to MTD Products from May 2002 until December 2004.

In December 2004, the Company acquired from MTD Consumer Group Inc, a wholly owned subsidiary of MTD Holdings (“MTD Consumer”), certain manufacturing equipment for $2.225 million. The manufacturing equipment acquired by the Company was originally sold by the Company to MTD Products in May 2002 for $4.54 million. The manufacturing equipment is utilized by the Company to provide products to MTD Products under its three-year supply agreement. Upon acquisition of the manufacturing equipment in December 2004, the approximate $75,000 per month rental payment from the Company to MTD Products ceased.

Each of Mr. Moll and Mr. Kaesgen loaned the Company $230,000. Each of the loans was evidenced by a promissory note issued by the Company with interest at a rate of 9% per annum. These notes were due May 1, 2004 and were repaid by the Company on such date.

In June 1993, the Company entered into a registration rights agreement (the “Registration Agreement”), which grants to MTD Holdings and certain former shareholders of Shiloh Corporation (1) the right to require the Company on one occasion to register all or part of their holdings of Common Stock and (2) certain “piggyback” registration rights to participate in future registrations of the securities of the Company. Under the Registration Agreement, the Company is required to pay all expenses incurred in connection with any such registrations other than any underwriting discounts and commissions associated with the sale of such Common Stock of such stockholders or fees of their counsel.

In January 2002, the Company issued 42,780 shares of Series A Preferred Stock to MTD Products to satisfy a note payable issued in connection with the purchase of the automotive division of MTD Products. In November 2004, the Company elected to redeem the Series A Preferred Stock in accordance with its terms, and paid to MTD Holdings (which retained the Series A Preferred Stock when it was established as a holding company), approximately $4.5 million, which included dividends of $245,985 for the period November 1, 2003 to October 31, 2004. Dividends prior to November 1, 2003 had been waived by agreement with MTD Holdings.

Mr. Zampetis’s son, Constantine Zampetis, is an employee of the Company. His salary for fiscal 2004 was $58,088, which is in line with comparable positions within the Company. During fiscal 2004, Constantine Zampetis received $15,571 for relocation reimbursement and a bonus of $7,300.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Except as otherwise noted, the following table sets forth certain information as of November 30, 2004 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by each of the Directors and Director nominees and each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and all Directors and executive officers as a group. Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective Director, Director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). As of November 30, 2004, the Company had 15,656,070 shares of Common Stock outstanding.

Names And Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Shares of Common Stock Beneficially Owned (%)
MTD Holdings Inc (1)	8,405,266	53.7%
5965 Grafton Road
Valley City, Ohio 44280
Tontine Capital Partners, L.P. (2) 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830	841,994	5.4%
Dimensional Fund Advisers, Inc. (3)	780,300	5.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Cloyd J. Abruzzo	4,000	*
George G. Goodrich	1,000	*
Stephen E. Graham (4)	157,333	1.0%
David J. Hessler (5)	263,735	1.7%
Dieter Kaesgen (6)	8,452,266	54.0%
James F. Keys (7)	368,667	2.3%
Robert J. King, Jr.	—	—
Curtis E. Moll (8)	8,587,141	54.8%
Gary A. Oatey	2,000	*
John J. Tanis	4,000	*
Theodore K. Zampetis (9)	1,550,534	9.8%
All Directors and executive officers as a group (11 persons) (10)	10,985,410	69.2%

*	Less than one percent
(1)	Information reported is based on a Schedule 13D as filed with the Securities and Exchange Commission on November 3, 2004. MTD Holdings owns 100% of the capital stock of MTD Products. Includes 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products.
(2)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on January 3, 2005 indicating that Tontine Capital Partners, L.P. has shared voting power and shared dispositive power with Tontine Capital Management, L.L.C. and Jeffrey L. Gendell with respect to 841,994 shares of Common Stock. According to the filing, Tontine Capital Management, L.L.C. is the general partner of Tontine Capital Partners, L.P. and Jeffrey L. Gendell is the managing member of Tontine Capital Management, L.L.C.
(3)

Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on February 6, 2004. Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under

Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. (These investment companies and investment vehicles are the “Funds”). In its role as investment advisor and investment manager, Dimensional had both investment and voting power over 780,300 shares of Common Stock as of December 31, 2003. The Funds own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(4)	Includes 13,333 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are exercisable within 60 days of November 30, 2004.
(5)	Includes 1,000 shares of Common Stock owned by Mr. Hessler’s spouse and includes 24,500 shares of Common Stock held by trusts in which Mr. Hessler serves as co-trustee. Under the terms of the trust agreements, Mr. Hessler has shared voting and investment power with respect to these shares of Common Stock. Mr. Hessler disclaims beneficial ownership of these 25,500 shares of Common Stock.
(6)	Includes 7,300,866 shares of Common Stock which are owned of record by MTD Holdings and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Kaesgen is President and Vice Chairman of the Board of MTD Holdings and a director of MTD Products. Mr. Kaesgen’s address is c/o MTD Holdings Inc, 5965 Grafton Road, Valley City, Ohio 44280.
(7)	Includes 66,667 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are exercisable within 60 days of November 30, 2004.
(8)	Includes 7,300,866 shares of Common Stock which are owned of record by MTD Holdings and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Moll is Chairman of the Board and Chief Executive Officer of MTD Holdings and is Chairman of the Board and Chief Executive Officer of MTD Products. Also includes 500 shares of Common Stock held by Moll Family Properties, 1,000 shares of Common Stock held by Mr. Moll’s spouse and 20,000 shares of Common Stock held by the Jochum-Moll Foundation, a charitable organization in which Mr. Moll shares voting and investment power over all the foundation’s assets. Mr. Moll disclaims beneficial ownership of these shares of Common Stock. Mr. Moll’s address is c/o MTD Holdings Inc, 5965 Grafton Road, Valley City, Ohio 44280.
(9)	Includes 132,354 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are exercisable within 60 days of November 30, 2004. Also includes 74,000 shares of Common Stock held by the T.K. Zampetis Family Foundation, a charitable organization in which Mr. Zampetis shares voting and investment power over all the foundation’s assets. Does not include 13,481 shares of Common Stock owned by Mr. Zampetis’ son, Constantine Zampetis, of which Mr. Zampetis disclaims beneficial ownership. Also does not include 250,000 shares of Common Stock that Mr. Zampetis received on January 31, 2005 pursuant to the terms of his employment agreement.
(10)	Includes 212,354 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are exercisable within 60 days of November 30, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to the Company during or with respect to fiscal 2004 by persons who were, at any time during fiscal 2004, directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met, except as follows:

The Form 4 to report the following was filed late due to an administrative oversight:

•	George G. Goodrich purchased 1,000 shares of Common Stock in April 2004.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below provides information relating to compensation for the last three fiscal years for the Company’s Chief Executive Officer and the only two executive officers of the Company.

The amounts shown include compensation for services in all capacities that were provided to the Company and its direct and indirect subsidiaries and predecessors.

Name And Principal Position	Year	Annual Compensation/ Salary ($)	Bonus ($)	Long-Term Compensation Awards Securities Underlying Options/SARS	All Other Compensation ($)(1)
Theodore K. Zampetis (2)	2004	$3,104,000	$400,000	—	$—
President, Chief Executive Officer	2003	$2,172,000	$225,000	250,000	$—
and Director	2002	$392,700	$—	250,000	$—

Stephen E. Graham	2004	$230,523	$140,000	—	$2,658
Chief Financial Officer	2003	$223,681	$100,000	—	$2,669
	2002	$228,462	$10,000	20,000	$3,131

James F. Keys (3)	2004	$233,558	$141,000	—	$3,250
Senior Vice President of Advanced	2003	$224,231	$110,000	—	$—
Technology/Sales and Marketing	2002	$84,615	$10,000	100,000	$—

(1)	The amounts listed for fiscal 2004, 2003 and 2002 reflect matching contributions made by Shiloh Corporation to Shiloh Corporation’s qualified profit sharing retirement plan, relating to before-tax contributions made by such named executive officer under such plan.
(2)	In lieu of cash compensation and consistent with his employment agreement, Mr. Zampetis received 250,000, 300,000 and 350,000 shares of Common Stock on January 31, 2005, 2004 and 2003, respectively. These shares were received for his services for the periods February 1, 2004 through January 31, 2005, February 1, 2003 through January 31, 2004 and February 1, 2002 through January 31, 2003, respectively. Because of the illiquidity of the shares of Common Stock Mr. Zampetis received from the Company resulting from restrictions imposed by the federal securities laws, at the direction of the Board of Directors, the Company engaged an independent appraiser during 2004 to determine an appropriate valuation of the shares of Common Stock awarded to Mr. Zampetis for fiscal 2003 and 2002. A similar study was conducted for the award of 250,000 shares. After considering a number of factors, the studies concluded that a valuation discount of 20% would be appropriate with respect to the shares awarded to Mr. Zampetis.
Accordingly, the table above reflects as annual compensation the market value of the shares received based on the closing price of the Common Stock on the Nasdaq National Market at the date of the awards, as adjusted for the valuation discount of 20%. At January 31, 2005, 2004 and 2003, the market values of the Common Stock were $15.52, $9.05 and $1.87, respectively. The amounts reported in the Annual Compensation/Salary column in the above table for Mr. Zampetis for fiscal 2003 and fiscal 2002 differ from amounts previously reported because of the valuation discount. Accordingly, the amounts in the table above for fiscal 2003 and fiscal 2002 are 80% of the amounts previously reported.
(3)	In June 2002, Mr. Keys was appointed Senior Vice President of the Company.

Option Grants

The Company did not grant stock options to the Named Executive Officers during its last fiscal year.

Aggregated Fiscal Year-End Option Values

The following table provides information regarding stock options exercised by the Named Executive Officers during the fiscal year ended October 31, 2004 and unexercised stock options held by the Named Executive Officers as of October 31, 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($) Exercisable/Unexercisable
Theodore K. Zampetis	58,823	$441,173	132,354/250,000	$935,743/$1,767,500
Stephen E. Graham	—	—	13,333/6,667	$85,198/$ 42,602
James F. Keys	—	—	66,667/33,333	$418,002/$ 209,000

Pension Plans

Shiloh Corporation Cash Balance Pension Plan

Effective January 1, 2000, the Shiloh Corporation Pension Plan (the “Prior Plan”) was amended to become the Shiloh Corporation Cash Balance Pension Plan (the “New Pension Plan”). The Prior Plan provided a benefit to participants pursuant to a defined benefit formula based on final average compensation and years of service. The New Pension Plan provides a benefit to participants under a new “cash balance” formula.

Under the new cash balance benefit formula, pension benefits are based on a participant’s hypothetical account balance, rather than final average compensation and years of service. As of January 1, 2000, each participant’s benefits which accrued under the Prior Plan’s formula were converted to an amount equal to their actuarial present value. That amount became the participant’s hypothetical account balance under the New Pension Plan. That balance, if any, is increased after January 1, 2000 by hypothetical annual allocations at the end of each subsequent year of Company service equal to four percent of the participant’s compensation for that year. An equivalent percentage is allocated to a participant’s account for any of the participant’s compensation that exceeds the taxable wage base for Social Security taxes. In addition, the balance for those participants who were participants in the Prior Plan and who were age forty or older on January 1, 2000 will receive an additional credit equal to three percent of the participant’s compensation for a period of ten years, starting on January 1, 2000. The hypothetical account is also increased by hypothetical interest for each plan year until the benefit is paid, at an annual rate equal to the average annual rate of interest on 30-year Treasury securities in effect for the second month preceding the first day of the plan year. Generally, the “cash balance” benefit is payable in a lump sum equal to the hypothetical account balance or in the form of an actuarially equivalent life annuity selected by the participant.

Under the New Pension Plan’s benefit formula, the estimated annual benefit payable upon retirement at age 65 for Stephen E. Graham and James Keys is $55,398 and $36,085, respectively. Theodore K. Zampetis is not entitled to benefits under this plan.

Employment Agreement

The Company finalized the terms of a five-year employment agreement with Mr. Zampetis, its President and Chief Executive Officer, during the second quarter of fiscal 2002. The employment agreement was executed in June 2002. During the first three years of the agreement, Mr. Zampetis receives a non-cash annual base salary, in arrears, in unrestricted shares of Common Stock. The number of shares to be issued are 350,000 at the end of year one, 300,000 at the end of year two and 250,000 at the end of year three. Mr. Zampetis will draw a base salary paid in cash during years four and five, which salary shall be no less than $450,000. The Compensation Committee of the Board of Directors has set Mr. Zampetis’ annual salary at $500,000 commencing February 2005. In fiscal year 2002, the Company granted Mr. Zampetis an option to purchase 250,000 shares of Common Stock and established a supplemental executive retirement plan whereby Mr. Zampetis will be entitled to a benefit of approximately $1.9 million at the end of the five-year employment agreement. In fiscal year 2003, the Company also granted Mr. Zampetis an option to purchase an additional 250,000 shares of Common Stock.

During the third quarter of fiscal 2002, the Company established a rabbi trust for Mr. Zampetis. The rabbi trust sets aside assets to pay for benefits under the supplemental executive retirement plan, but those assets remain subject to claims by the Company’s general creditors in preference to the claims of the plan’s participant and beneficiaries.

Summary of Equity Compensation Plans

Shown below is information concerning all equity compensation plans and individual compensation arrangements in effect as of October 31, 2004.

	Equity Compensation Plan Information
Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	688,255	$2.96	738,868
Equity compensation plans not approved by security holders	—	—	—

Total	688,255	$2.96	738,868

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors is responsible for establishing and administering an executive compensation program for the Company, determining the compensation of the chief executive officer and approving the compensation proposed by the chief executive officer for all other executive officers of the Company.

The Compensation Committee, comprised of three non-employee directors, has prepared this report to summarize for the stockholders the Company’s policies and practices with regard to executive compensation.

Objectives.    The Company’s basic objectives for executive compensation are to recruit and keep top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value.

Elements of Compensation.    Total compensation has four components: (i) base salary; (ii) short-term incentive (cash bonus); (iii) long-term incentive (stock options); and (iv) deferred compensation (defined benefit retirement plan).

Base Salary.    Base salaries for executive officers are set within ranges that are reasonable, considering comparable positions in companies similar to the Company in industry and region. Base salaries are also intended to be equitable and high enough to keep qualified executives from being overdependent on cash bonuses in a cyclical industry.

Short-Term Incentives.    Annual cash bonuses are based on the Company’s attainment of its earnings objectives. In 1997, these incentives were extended to managers in the Company’s various business units. All cash bonuses are tied to individual and group performance based on goals established at the start of the year and are available in proportionately greater amounts to those who can most influence corporate earnings.

Long-Term Incentives.    Long-term incentives consisting of stock options are intended to motivate executives to make and execute plans that improve stockholders’ value over the long-term.

Deferred Compensation.    The Company’s defined benefit retirement plan and a profit sharing retirement plan are available for the executive officers of the Company on the same basis as all other eligible employees of the Company. Both plans are qualified plans to which the Company makes profit sharing and matching contributions on behalf of the plan’s participants.

Chief Executive Officer Compensation

Mr. Zampetis was appointed President and Chief Executive Officer in January 2002. The Company finalized the terms of a five-year employment agreement with Mr. Zampetis during the second quarter of fiscal 2002. In accordance with the employment agreement, Mr. Zampetis received 250,000 shares of Common Stock at January 31, 2005, the conclusion of the third year of the agreement. In determining Mr. Zampetis’ total compensation pursuant to the terms of the employment agreement, the Compensation Committee considered a compensation package that would attract Mr. Zampetis to the Company as well as motivate Mr. Zampetis with long-term ownership incentives to build the value of the Company in both the short-term and the long-term.

For fiscal year 2004, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, the payment of a cash bonus of $400,000 to Mr. Zampetis based upon the Company’s attainment of earnings objectives and Mr. Zampetis’ attainment of individual goals.

The employment agreement provides that Mr. Zampetis will draw a base salary paid in cash during years four and five, which salary shall be no less than $450,000. Based on the Company’s overall performance while Mr. Zampetis has been President and Chief Executive Officer, Mr. Zampetis’ experience with the Company, and the salaries of other Chief Executive Officers in comparable companies, the Compensation Committee of the Board of Directors has set Mr. Zampetis’ annual salary at $500,000 commencing February 2005. In addition, Mr. Zampetis will be eligible to receive a bonus for fiscal year 2005 under the Shiloh Industries, Inc. Senior Management Bonus Plan if the plan is approved by the Company’s stockholders.

This report is submitted on behalf of the Compensation Committee:

Cloyd J. Abruzzo, Chairman

George G. Goodrich

Gary A. Oatey

John J. Tanis

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four directors who are independent, as defined in Rule 4200(a)(15) of the NASD listing standards. The Audit Committee operates under a written Audit Committee charter adopted and approved by the Board of Directors.

The Audit Committee has reviewed and discussed with the Company’s management and Deloitte & Touche LLP, the Company’s independent auditors, the audited financial statements of the Company for the year ended October 31, 2004. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”) and has discussed with Deloitte & Touche LLP such independent auditors’ independence. The Audit Committee has also considered whether Deloitte & Touche LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 for filing with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

George G. Goodrich, Chairman

Cloyd J. Abruzzo

Gary A. Oatey

John J. Tanis

COMPARATIVE STOCK PERFORMANCE GRAPH

The following graph compares the Company’s cumulative total stockholder return for the five-year period ended October 31, 2004 with the Nasdaq composite index and indices of certain companies selected by the Company as comparative to the Company. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100.00 on October 31, 1999.

Comparison of Company’s Common Stock, Nasdaq

Composite Index and Peer Group Index

	SHILOH	PEER INDEX	NASDAQ COMP INDEX
10/31/99	$100.00	$100.00	$100.00
10/30/00	$63.33	$113.59	$59.03
10/29/01	$23.25	$56.98	$63.37
10/31/02	$29.33	$44.83	$82.24
10/31/03	$49.17	$65.14	$78.67
10/31/04	$93.55	$66.58	$117.93

For the period of October 31, 1999 through October 31, 2004, the companies selected to form the Company’s line-of-business peer group index were: A. M. Castle & Co., ArvinMeritor, Inc., Gibraltar Steel Corp., Olympic Steel, Inc., Steel Technologies, Inc., Tower Automotive, Inc. and Worthington Industries, Inc. The total return of each member of the Company’s peer group has been weighted according to each member’s stock market capitalization.

APPROVAL OF THE SHILOH INDUSTRIES, INC. SENIOR MANAGEMENT BONUS PLAN

The Board of Directors recommends a vote for approval of the Shiloh Industries, Inc. Senior Management Bonus Plan (the “Plan”). The purpose of the Plan is to attract and retain key executives for the Company and its subsidiaries and to provide such persons with incentives for superior performance. Incentive bonus payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and Section 1.162-27 of the Treasury Regulations promulgated there under. Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to any one of the five most highly compensated executive officers in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the Company’s stockholders.

The principal change required by Section 162(m) would be that the Compensation Committee of the Board of Directors would no longer have the same flexibility under the Plan as in the past to exercise discretion in making adjustments to meet individual circumstances and reflect the outcome of performance objectives. The Plan will require the Compensation Committee of the Board of Directors to use goals and formulas that could be verified by an independent third party, without the exercise of discretion, except to reduce the amount of compensation that might otherwise be payable under the Plan.

Subject to approval of the Plan by stockholders, the Compensation Committee of the Board of Directors has already established performance goals for 2005 based on the Company’s EBITDA results. The measure entitles eligible executives to be a paid a cash bonus based upon varying percentages of their respective base salaries which, based upon the Company’s EBITDA results, will be paid on a sliding scale between zero and 120% of such percentage of base salary.

Summary Of Terms.     The following is a summary of the terms of the Plan and is qualified in its entirety by reference to the complete text of the Plan, which is set forth in Exhibit B.

•	Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors or any other committee appointed by the Board of Directors to administer the Plan (consisting of at least two directors, each of whom must be an “outside director” within the meaning of Section 162(m)). In administering the Plan, the Committee shall have full power and authority to interpret and administer the Plan and shall have the exclusive right to establish Management Objectives (as defined below) and the amount of incentive bonuses payable upon achievement of such objectives.

•	Eligible Executive. Participation in the Plan will be limited to an “Eligible Executive,” which is defined as the Company’s Chief Executive Officer and each other executive officer of the Company that the Committee determines is, or is likely to become, a “covered employee” of the Company within the meaning of Section 162(m) of the Code and Section 1.162-27(c)(2) of the Treasury Regulations.

•	Management Objectives. An Eligible Executive’s right to receive a bonus under the Plan depends on achievement of certain specified performance goals, referred to as Management Objectives. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the subsidiary, division, department or function within the Company or subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in or relative peer company performance in: return on invested capital; earnings; return on assets; return on equity; stockholder return; sales growth; and/or productivity improvement.

•	Awards.

•	Not later than the 90th day of each fiscal year of the Company, the Committee shall establish the Management Objectives for each Eligible Executive and the amount of incentive bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no incentive bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Committee may not modify any terms of awards established, except to the extent that after such modification the incentive bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m).

•	The Committee retains the discretion to reduce the amount of any incentive bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

•	Notwithstanding any other provision of the Plan to the contrary, in no event shall the incentive bonus paid to an Eligible Executive under the Plan for a year exceed $1.0 million.

•	Committee Certification. As soon as practicable after the end of each fiscal year of the Company, the Committee shall determine whether the Management Objective has been achieved and the amount of the incentive bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

•	Effective Date. Subject to its approval by the stockholders, the Plan shall become effective December 8, 2004, and shall remain effective until the fifth anniversary of the date of such approval, subject to any further stockholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m). The Board of Directors, however, may terminate the Plan, on a prospective basis only, at any time.

Plan Benefits.    Since the Plan affords the Committee discretion in establishing target bonuses (subject to the $1.0 million annual limit per person noted above), it is not possible to determine the amount of the benefits that may become payable under the Plan. For fiscal 2005, the bonuses that will be payable to the President and Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of Advanced Technology/Sales and Marketing, if the Management Objectives established by the Committee are achieved, would be approximately $400,000, $120,000 and $121,000, respectively. The maximum bonuses payable to the President and Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of Advanced Technology/Sales and Marketing for fiscal 2005, if the Management Objectives are achieved at the maximum level, would be approximately $480,000, $144,000 and $145,000, respectively. If the Plan had been in effect for fiscal 2004, the bonuses that would have been payable to the President and Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of Advanced Technology/Sales and Marketing would have been approximately $432,000, $138,000 and $140,000, respectively.

Federal Income Tax Consequences.    Under present federal income tax law, a Plan participant will be taxed at ordinary income rates on the amount of any payment received pursuant to the Plan. Generally, and subject to the provisions of Section 162(m), the Company will receive a federal income tax deduction corresponding to the amount of income recognized by a Plan participant.

Your Board of Directors Recommends a Vote for This Proposal.

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION.

The Company must receive by October 11, 2005 any proposal of a stockholder intended to be presented at the 2006 annual meeting of stockholders of the Company (the “2006 Meeting”) and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2006 Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 880 Steel Drive, Valley City, Ohio 44280 and should be submitted to the attention of Stephen E. Graham by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2005 Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by December 25, 2005 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2006 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after December 25, 2005.

The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended October 31, 2004, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Stephen E. Graham, Chief Financial Officer, Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280.

SOLICITATION OF PROXIES

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

The Directors know of no other matters which are likely to be brought before the Annual Meeting. The Company did not receive notice by December 29, 2004 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

DAVID J. HESSLER

Secretary

February 8, 2005

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Exhibit A

AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Committee is to oversee (a) the accounting and financial reporting processes of the Company and (b) the audits of the financial statements of the Company.

Composition of the Committee

Number.    The Committee shall consist of no fewer than three members.

Qualifications.

1) Each Committee member shall meet the independence criteria of (A) the listing requirements of the National Association of Securities Dealers, Inc. (“NASD”), as such requirements are interpreted by the Board of Directors in its business judgment and (B) Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the Securities and Exchange Commission (“SEC”), including Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the NASD. Notwithstanding the foregoing, one member of the Board of Directors who: (A) does not meet the independence criteria for membership on the Committee of the listing requirements of the NASD; (B) meets the independence criteria of Section 10A(m)(3) of the Exchange Act and the rules promulgated thereunder; and (C) is not a current officer or employee of the Company or a family member* of such an officer or employee, may be appointed to the Committee if the Board of Directors, under exceptional and limited circumstances, determines that such member’s membership on the Committee is required in the best interests of the Company and its stockholders and the Board of Directors discloses, in the Company’s next annual proxy statement, the nature of the relationship of such member with the Company and the reasons for the determination of the Board of Directors, provided that such member may not serve longer than two years on the Committee and may not serve as the Chairman of the Committee.

2) No Committee member shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the three years prior to the proposed appointment of such member to the Committee.

3) Each Committee member shall be able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. Additionally, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board of Directors shall determine, in its business judgment, whether at least one member has such financial sophistication. The Board of Directors shall also determine, in its business judgment, whether there is at least one member of the Committee that satisfies the financial expert criteria of Section 407 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC. The designation or identification of a person as a financial expert shall not (A) impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Committee and Board of Directors in the absence of such designation or identification or (B) affect the duties, obligations or liability of any other member of the Committee or Board of Directors.

4) Each Committee member shall receive as compensation from the Company only those forms of compensation as are not prohibited by Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the NASD. Permitted compensation includes

*	A “family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

(A) director’s fees (which includes all forms of compensation paid to directors of the Company for service as a director or member of a committee of the Board of Directors) and/or (B) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service.

Appointment.    The Board of Directors will appoint the members of the Committee. The Board of Directors will, or will delegate to the members of the Committee the responsibility to, appoint a Chairman of the Committee. Committee members shall serve at the pleasure of the Board of Directors and for such term or terms as the Board of Directors may determine.

Duties and Responsibilities of the Committee

The Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the Board of Directors. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s interim financial statements.

The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

In performing its responsibilities, the Committee shall:

1) Retain the Independent Auditors:    The Committee has the sole authority to (A) retain and terminate the Company’s independent auditors, (B) approve all audit engagement fees, terms and services and (C) approve any non-audit engagements with the Company’s independent auditors. The Committee is to exercise this authority in a manner consistent with Sections 201, 202 and 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the NASD. The Committee may delegate the authority to grant any pre-approvals of non-audit engagements required by such sections to one or more members of the Committee as it designates, subject to the delegated member or members reporting any such pre-approvals to the Committee at its next scheduled meeting.

2) Review and Discuss the Independence of the Auditors:    In connection with the retention of the Company’s independent auditors, the Committee is to, at least annually, review and discuss the information provided by management and the auditors relating to the independence of the audit firm, including, among other things, information related to the non-audit services provided and expected to be provided by the auditors. The Committee is responsible for (A) ensuring that the independent auditors submit at least annually to the Committee a formal written statement delineating all relationships between the auditors and the Company consistent with applicable independence standards, including Independence Standards Board Standard 1, (B) actively engaging in a dialogue with the auditors with respect to any disclosed relationship or services that may impact the objectivity and independence of the auditors and (C) taking, or recommending that the Board of Directors take, appropriate action to oversee the independence of the auditor. In connection with the Committee’s evaluation of the auditors’ independence, the Committee shall also review and evaluate the lead partner of the independent auditors and take such steps as may be required by law with respect to the identification and regular rotation of the audit partners serving on the Company’s audit engagement team.

3) Set Hiring Policies:    The Committee is to set hiring policies for employees or former employees of the independent auditors, which include the restrictions set forth in Section 206 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

4) Review and Discuss the Audit Plan:    The Committee is to review and discuss with the independent auditors the plans for, and the scope of, the annual audit and other examinations, including the adequacy of staffing and compensation.

5) Review and Discuss Conduct of the Audit:    The Committee is to review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response, including (A) any restriction on audit scope or on access to requested information, (B) any disagreements with management and (C) significant issues discussed with the independent auditors’ national office. The Committee is to decide all unresolved disagreements between management and the independent auditors regarding financial reporting.

6) Review and Discuss Financial Statements and Disclosures:    The Committee is to review and discuss with appropriate officers of the Company and the independent auditors the annual audited and quarterly financial statements of the Company, including (A) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) the disclosures regarding internal controls and other matters required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

7) Review and Discuss Earnings Press Releases:    The Committee is to review and discuss earnings and other financial press releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies (which review may occur after issuance and may be done generally as a review of the types of information to be disclosed and the form of presentation to be made).

8) Review and Discuss Internal Audit Plans:    The Committee is to review and discuss with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the plans for and the scope of their ongoing audit activities, including adequacy of staffing and compensation.

9) Review and Discuss Internal Audit Reports:    The Committee is to review and discuss with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the annual report of the audit activities, examinations and results thereof of the internal auditing department.

10) Review and Discuss the Systems of Internal Accounting Controls:    The Committee is to review and discuss with the independent auditors, the senior internal auditing executive and, if and to the extent deemed appropriate by the Chairman of the Committee, members of their respective staffs the adequacy of the Company’s internal accounting controls, the Company’s financial, auditing and accounting organizations and personnel, and the Company’s policies and compliance procedures with respect to business practices which shall include (A) the disclosures regarding internal controls and matters required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC and (B) a review with the independent auditors of their opinion on the effectiveness of management’s assessment of internal controls over financial reporting and the independent auditor’s analysis of matters requiring modification to management’s certifications pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

11) Review and Discuss the Recommendations of Independent Auditors:    The Committee is to review and discuss with the senior internal auditing executive and the appropriate members of the staff of the internal auditing department recommendations made by the independent auditors and the senior internal auditing executive, as well as such other matters, if any, as such persons or other officers of the Company may desire to bring to the attention of the Committee.

12) Review and Discuss the Audit Results:    The Committee is to review and discuss with the independent auditors (A) the report of their annual audit, or proposed report of their annual audit, (B) the accompanying management letter, if any, (C) the reports of their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 100 and (D) the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake. The foregoing shall include the reports required by Section 204 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC and, as appropriate, a review of (A) major issues regarding (i) accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and (ii) the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

13) Obtain Assurances under Section 10A(b) of the Exchange Act:    The Committee is to obtain assurance from the independent auditors that in the course of conducting the audit, there have been no acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Committee under Section 10A(b) of the Exchange Act.

14) Obtain Reports Regarding Conformity With Legal Requirements and the Company’s Code of Conduct:    The Committee is to periodically obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct. The Committee is to review and discuss reports and disclosures of insider and affiliated party transactions. The Committee should advise the Board of Directors with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

15) Approve Related Party Transactions:    The Committee is to approve all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

16) Establish Procedures for Complaints Regarding Financial Statements or Accounting Policies:    The Committee is to establish procedures for (A) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters as required by Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the NASD.

17) Review and Discuss Other Matters:    The Committee should review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

18) Make Board Reports:    The Committee should report its activities regularly to the Board of Directors in such manner and at such times as the Committee and the Board of Directors deem appropriate, but in no event less than once a year. Such report should include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

19) Maintain Flexibility:    The Committee, in carrying out its responsibilities, policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.

Meetings of the Committee

The Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Chairman of the Committee shall, in consultation with the other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof. The Committee may also take any action permitted hereunder by unanimous written consent.

The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may meet with the Company’s management, the internal auditors and the independent auditors periodically in separate private sessions to discuss any matter that the Committee, management, the independent auditors or such other persons believe should be discussed privately.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

The Company will provide for appropriate funding, as determined by the Committee, for payment of (a) compensation to the Company’s independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, (b) compensation to independent counsel or any other advisors employed by the Committee and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Audit Committee Report

The Committee will prepare, with the assistance of management, the independent auditors and outside legal counsel, the Audit Committee Report to be included in the Company’s annual proxy statement.

Annual Review of Charter

The Committee will conduct and review with the Board of Directors annually an evaluation of the adequacy of this Charter and recommend any changes to the Board of Directors. The Committee may conduct this charter evaluation in such manner as the Committee, in its business judgment, deems appropriate.

Annual Performance Evaluation

The Committee will conduct and review with the Board of Directors annually an evaluation of the Committee’s performance with respect to the requirements of this Charter. This evaluation should also set forth the goals and objectives of the Committee for the upcoming year. The Committee may conduct this performance evaluation in such manner as the Committee, in its business judgment, deems appropriate.

Exhibit B

SHILOH INDUSTRIES, INC.

SENIOR MANAGEMENT BONUS PLAN

1. Purpose. The purpose of the Senior Management Bonus Plan (the “Plan”) is to attract and retain key executives for Shiloh Industries, Inc., a Delaware corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives for superior performance. Incentive Bonus payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

2. Definitions. As used in this Plan,

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Corporation, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

“Common Shares” means (i) shares of the common stock of the Corporation, par value $0.01 per share, and (ii) any security into which Common Shares may be converted by reason of any corporate capital transaction.

“Eligible Executive” means the Corporation’s Chief Executive Officer and each other executive officer of the Corporation that the Committee determines is, or is likely to become, a “covered employee” of the Corporation within the meaning of Section 162(m) of the Code and Section 1.162-27(c)(2) of the Regulations.

“Incentive Bonus” shall mean, for each Eligible Executive, a bonus opportunity amount determined by the Committee pursuant to Section 5 below.

“Management Objectives” means the achievement of a performance objective or objectives established pursuant to this Plan for Eligible Executives. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in or relative peer company performance in:

i. return on invested capital;

ii. earnings;

iii. return on assets;

iv. return on equity;

v. stockholder return;

vi. sales growth; and/or

vii. productivity improvement.

“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.

3. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Management Objectives and the amount of Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.

4. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

5. Awards.

(a) Not later than the 90th day of each fiscal year of the Corporation, the Committee shall establish the Management Objectives for each Eligible Executive and the amount of Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Committee may not modify any terms of awards established pursuant to this section, except to the extent that after such modification the Incentive Bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

(b) The Committee retains the discretion to reduce the amount of any Incentive Bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

(c) Notwithstanding any other provision of the Plan to the contrary, in no event shall the Incentive Bonus paid to an Eligible Executive under the Plan for a year exceed $1.0 million.

6. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Corporation, the Committee shall determine whether the Management Objective has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

7. Payment of Incentive Bonuses. Incentive Bonuses shall be paid within 30 days after written certification pursuant to Section 6, but in no event later than two and a half months from the end of the Corporation’s fiscal year.

8. No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Corporation, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Corporation or any Subsidiary of the Corporation.

9. Withholding. The Corporation shall have the right to withhold, or require an Eligible Executive to remit to the Corporation, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

10. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

11. Effective Date. Subject to its approval by the stockholders, this Plan shall become effective December 8, 2004, and shall remain effective until the fifth anniversary of the date of such approval, subject to any further stockholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

B-2

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PROXY PROXY

SHILOH INDUSTRIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

FOR THE ANNUAL STOCKHOLDERS MEETING ON MARCH 23, 2005.

The undersigned hereby constitutes and appoints David Hessler, Gary A. Oatey and John J. Tanis, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Shiloh Industries, Inc. to be held at The MTD Products Inc Lodge, 5903 Grafton Road, Valley City, Ohio 44280 on Wednesday, March 23, 2005, at 10:00 a.m., and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, AND SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

SEE REVERSE SIDE PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)	(change of address) (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

FOLD AND DETACH HERE

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SHILOH INDUSTRIES, INC.

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. Election of Directors —	For	Withhold	For All
	All	All	Except
Nominees:	☐	☐
Curtis E. Moll			☐
Theodore K. Zampetis			☐
Robert J. King, Jr.			☐

2. Approval of Shiloh Industries, Inc.	For	Against	Abstain
Senior Management Bonus Plan	☐	☐	☐

To attend meeting, mark the box. ☐

To change your address, mark the box. ☐

Dated:

Signature(s)

NOTE:  Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.